                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         HOLMES PROTECTION GROUP, INC.
                                       AT
                              $17.00 NET PER SHARE
                                       BY
                             T9 ACQUISITION CORP.,
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                            TYCO INTERNATIONAL LTD.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON TUESDAY, FEBRUARY 3, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS HEREINAFTER DEFINED) REPRESENTING AT LEAST 51% OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF HOLMES PROTECTION GROUP, INC. (THE "COMPANY") ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. HP PARTNERS L.P., WHICH OWNS 1,515,886 ISSUED AND OUTSTANDING SHARES, CONSTITUTING APPROXIMATELY 18% OF THE SHARES ON A FULLY DILUTED BASIS (APPROXIMATELY 26% OF THE SHARES ON A FULLY DILUTED BASIS INCLUDING 685,714 SHARES ISSUABLE TO IT UPON THE EXERCISE OF WARRANTS), HAS AGREED TO TENDER ITS SHARES IN THE OFFER.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

    ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATE(S) FOR SUCH TENDERED SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 2 OF THIS OFFER TO PURCHASE, OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR THE STOCKHOLDER. STOCKHOLDERS HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF THEY DESIRE TO TENDER SUCH SHARES.

    A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATE(S) FOR SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 2 OF THIS OFFER TO PURCHASE.

    QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. REQUESTS FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT OR TO BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.
                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

January 6, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

Introduction...............................................................................................           1

The Tender Offer...........................................................................................           3

  1. Terms of the Offer; Extension of Tender Period; Termination; Amendments...............................           3

  2. Procedure for Tendering Shares........................................................................           4

  3. Withdrawal Rights.....................................................................................           7

  4. Acceptance for Payment and Payment of Offer Price.....................................................           8

  5. Certain Federal Income Tax Consequences...............................................................           9

  6. Price Range of Shares; Dividends......................................................................           9

  7. Effects of the Offer on the Market for Shares; Stock Quotations; Registration Under the Exchange
     Act...................................................................................................          10

  8. Certain Information Concerning the Company............................................................          11

  9. Certain Information Concerning Tyco and the Purchaser.................................................          13

  10. Source and Amount of Funds...........................................................................          15

  11. Contacts with the Company; Background of the Offer...................................................          15

  12. Purpose of the Offer; Short Form Merger; Plans for the Company; Dissenters' Rights; Going Private
      Transactions.........................................................................................          17

  13. The Merger Agreement; Stockholder Agreement..........................................................          19

  14. Dividends and Distributions..........................................................................          29

  15. Certain Conditions of the Offer......................................................................          29

  16. Certain Legal Matters................................................................................          31

  17. Fees and Expenses....................................................................................          33

  18. Miscellaneous........................................................................................          33

Annex I Certain Information Concerning the Directors and Executive Officers of Tyco International Ltd......          34

Annex II Certain Information Concerning the Directors and Executive Officers of the Purchaser..............          38

TO THE HOLDERS OF COMMON STOCK OF
HOLMES PROTECTION GROUP, INC.

                                  INTRODUCTION

    T9 Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Holmes Protection Group, Inc., a Delaware corporation (the "Company"), at $17.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See
Section 2. The Purchaser will pay all charges and expenses of Morrow & Co., Inc., as Information Agent (the "Information Agent"), and ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), incurred in connection with the Offer. See Section 17.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST 51% OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. HP PARTNERS L.P., WHICH OWNS 1,515,886 ISSUED AND OUTSTANDING SHARES, CONSTITUTING APPROXIMATELY 18% OF THE SHARES ON A FULLY DILUTED BASIS (APPROXIMATELY 26% OF THE SHARES ON A FULLY DILUTED BASIS INCLUDING 685,714 SHARES ISSUABLE TO IT UPON THE EXERCISE OF WARRANTS), HAS AGREED TO TENDER ITS SHARES IN THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN SECTION 15.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 28, 1997 (the "Merger Agreement"), among Tyco, the Purchaser and the Company. The Merger Agreement provides, among other things, that upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, the Purchaser will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares with respect to which appraisal rights are properly exercised under the Delaware General Corporation Law (the "DGCL") ("Dissenting Shares")) not held in the treasury of the Company or owned by any subsidiary of the Company, Tyco, the Purchaser or any other subsidiary of Tyco, will be converted into and represent the right to receive $17.00 in cash or any higher price that may be paid per Share in the Offer (the "Per Share Amount"), without interest. See Section 13.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    J.P. Morgan Securities Inc., the Company's financial advisor ("J.P. Morgan"), has delivered to the Company's Board of Directors its written opinion that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being distributed to the Company's stockholders herewith.

    The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, Tyco will be entitled to designate for election to the Company's Board of Directors a number of directors

(rounded up to the next whole number) which equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the directors appointed or elected pursuant to this provision) and (ii) the percentage that the aggregate number of Shares beneficially owned by Tyco or any affiliate of Tyco (including such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to the total number of Shares outstanding. The Company has agreed, upon the request of Tyco, to increase the size of the Board of Directors of the Company or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Tyco's designees to be elected to the Board of Directors and to cause Tyco designees to be so elected. See Section 13.

    The Company has informed the Purchaser that as of December 28, 1997 there were 6,310,034 Shares outstanding and 2,107,500 Shares reserved for issuance pursuant to outstanding options, warrants and convertible debentures. As of the date hereof, Tyco, through an indirect wholly-owned subsidiary, beneficially owns 3,014 Shares (excluding Shares that Tyco or the Purchaser may be deemed to beneficially own by virtue of the Stockholder Agreement described herein). Based on such number of outstanding Shares, options, warrants and convertible debentures, if the Purchaser acquires at least 4,208,768 Shares as a result of the Offer (including the Shares beneficially owned by Tyco as of the date hereof), it will own a majority of the outstanding Shares on a fully diluted basis. In such event the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. HP Partners L.P., which owns 1,550,886 issued and outstanding Shares, constituting approximately 18% of the Shares on a fully diluted basis (approximately 26% of the Shares on a fully diluted basis including 685,417 Shares issuable to it upon the exercise of warrants), has agreed to tender its Shares in the Offer. If the Purchaser acquires 90% or more of the outstanding Shares in the Offer, the Purchaser would be able to effect the Merger pursuant to the short form merger provisions of the DGCL, without the action of any other stockholder of the Company.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMINATION;
AMENDMENTS. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not theretofore withdrawn as permitted by Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, February 3, 1998, unless and until the Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition (as defined in Section 15). Subject to the provisions of the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive or reduce the Minimum Condition or to waive any or all of the other conditions of the Offer. If, by 12:00 Midnight, New York City time, on Tuesday, February 3, 1998, or any subsequent Expiration Date, any or all of such conditions have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended or (iv) delay acceptance for payment of, or payment for, the Shares, subject to complying with applicable law, until the satisfaction or waiver of the conditions of the Offer. Under the terms of the Merger Agreement, the Purchaser may not (except as described in the next sentence), without the prior written consent of the Company, (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Offer at any time, and from time to time, (i) if at the then scheduled Expiration Date of the Offer any of the conditions to the Purchaser's obligation to accept for payment and pay for Shares shall not have been satisfied or waived, until such time as such conditions are satisfied or waived,
(ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or its staff applicable to the Offer, or (iii) if all conditions to the Purchaser's obligation to accept for payment and pay for Shares are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares, for an aggregate period of not more than ten (10) business days (for all such extensions) beyond the latest Expiration Date that would be permitted under clause (i) or (ii) of this sentence.

    Subject to the applicable regulations of the Commission and the provisions of the Merger Agreement, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in Section 15 have not been satisfied or upon the occurrence of any of the events specified in Section 15 and (iii) waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn and, subject to clause (i) above, will promptly pay for all Shares so accepted for payment. The Purchaser acknowledges that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

    The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including the Minimum Condition), the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In connection with the Offer, the Company has provided or will provide the Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. PROCEDURE FOR TENDERING SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

    If a certificate representing Shares is registered in the name of a person other than the signer of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Purchaser, proper evidence satisfactory to the Purchaser of their authority so to act must be submitted. See Instruction 5 of the Letter of Transmittal.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates representing Shares are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (a) such tender is made by or through an Eligible Institution;

        (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser; and

        (c) the certificates representing all tendered Shares in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Market of The Nasdaq Stock Market ("The Nasdaq National Market") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, telex, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), (ii) properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), together with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates representing Shares or confirmations of book-entry transfers of such Shares are actually received by the Depositary.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser in its sole discretion, and its determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of the Purchaser. None of the Purchaser, Tyco, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after January 6,
1998), effective if, when and to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of the Purchaser will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's stockholders, action by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares the Purchaser must be able to exercise full voting rights with respect to such Shares.

    The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    TO PREVENT BACKUP WITHHOLDING OF FEDERAL INCOME TAX ON PAYMENTS MADE TO STOCKHOLDERS WITH RESPECT TO SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE IS NOT SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 10 AND 11 OF THE LETTER OF TRANSMITTAL.

    3. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Purchaser as provided herein, may also be withdrawn on or after March 8, 1998.

    For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section and as otherwise required by Rule 14e-1(c) under the Exchange Act. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of the Purchaser, Tyco, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

    4. ACCEPTANCE FOR PAYMENT AND PAYMENT OF OFFER PRICE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 3 above) as soon as practicable after the latest to occur of (a) the expiration or termination of the waiting period applicable to the acquisition of the Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the Expiration Date, and (c) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions of the Offer set forth in Section 15. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Purchaser, and such determination shall be final and binding on all tendering stockholders. See Section 15.

    The Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If the Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, the Purchaser will formally extend the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, as described in Section 2), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Purchaser's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from the Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under
Section 1, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 3 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payments.

    If any tendered Shares are not accepted for payment and paid for, certificates representing such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with the Book-Entry Transfer Facility as permitted by Section 2, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility) without expense to the tendering stockholder as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares accepted for payment pursuant to the Offer, whether or not such Shares have been tendered or accepted for payment prior to such increase in the consideration.

    The Purchaser reserves the right to transfer or assign in whole or in part to one or more affiliates of the Purchaser or Tyco the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer (or in the Merger) will be a taxable transaction for federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a stockholder will recognize gain or loss for such purposes equal to the difference between such stockholder's adjusted tax basis for the Shares such stockholder sells in such transaction and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the stockholder and will be long term capital gain or loss if the Shares were held for more than one year on the date of sale (in the case of the Offer) or the effective time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner described above. An individual stockholder's long-term capital gain will be taxed at the lowest applicable rate (generally 20%) if such stockholder held the Shares for more than eighteen months on the date of sale or the Effective Time of the Merger, whichever is the relevant date.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the stockholder (a) fails to furnish such stockholder's social security number or TIN, (b) furnishes an incorrect TIN, or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to such stockholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

    The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to a stockholder who is not a citizen or resident of the United States or who is otherwise subject to special tax treatment under the Internal Revenue Code. In addition, the foregoing discussion does not address the tax treatment of holders of options or warrants to acquire Shares or of debentures convertible into Shares.

    The federal income tax discussion set forth above is included for general information only and is based upon present law. Stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer and the Merger to them, including the application and effect of the alternative minimum tax, and state, local or foreign income and other tax laws.

    6. PRICE RANGE OF SHARES; DIVIDENDS. From March 27, 1995 through September 20, 1996, the Shares traded on the SmallCap Market of The Nasdaq Stock Market (the "Nasdaq SmallCap Market"). Since September 23, 1996, the Shares have traded on The Nasdaq National Market under the symbol "HLMS." The following table sets forth, for the periods indicated, the high and low per Share sales prices on The Nasdaq National Market or the Nasdaq SmallCap Market, as the case may be, each as reported by published financial sources. The Company has not declared or paid any cash dividends with respect to the Shares for the periods indicated.

                                                                                                HIGH        LOW
                                                                                              ---------  ---------
Fiscal Year Ended December 31, 1996:
    First Quarter...........................................................................  $   9.000  $   4.375
    Second Quarter..........................................................................      9.250      7.750
    Third Quarter...........................................................................     11.750      9.000
    Fourth Quarter..........................................................................     15.125     11.250
Fiscal Year Ending December 31, 1997:
    First Quarter...........................................................................  $  16.750  $  12.875
    Second Quarter..........................................................................     15.875     13.000
    Third Quarter...........................................................................     20.750     13.500
    Fourth Quarter..........................................................................     20.000     13.000

    On December 26, 1997, the last trading day prior to the public announcement of the terms of the Offer and the Merger, the closing per Share sales price on The Nasdaq National Market was $18.00. On January 5, 1998, the last trading day prior to commencement of the Offer, the closing per Share sales price on The Nasdaq National Market was $16.8125. Stockholders are urged to obtain a current market quotation for the Shares.

    7. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer price.

    The Shares are currently listed and traded on The Nasdaq National Market, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the quantitative maintenance criteria of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on The Nasdaq National Market and may cease to be authorized for quotation on such market. Pursuant to new maintenance criteria, beginning February 22, 1998 issuers on the Nasdaq National Market are required to have (i)
(A) at least 750,000 publicly held shares, (B) at least 400 holders of round lots, (C) a market value of publicly held shares of at least $5 million, (D) a minimum bid price per share of $1, and (E) net tangible assets of at least $4 million or (ii) (A) at least 1.1 million publicly held shares, (B) at least 400 holders of round lots, (C) a market value of publicly held shares of at least $15 million, (D) a market capitalization of at least $50 million or total assets and total revenue of at least $50 million (each for the most recently completed fiscal year or two of the last three most recently completed fiscal years), (E) a minimum bid price per share of $5, and (F) at least four registered and active market makers for the Shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares outstanding are not considered as being publicly held for this purpose.

    If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq National Market or in any other tier of The Nasdaq Stock Market, and the Shares are no longer included in The Nasdaq National Market or in any other tier of The Nasdaq Stock Market, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of The Nasdaq Stock Market, it is possible that Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. According to the Company, as of December 28, 1997, there were 1,500 holders of record of the Shares.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

    8. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Purchaser nor Tyco has any knowledge that would indicate that the statements contained herein based on such information are untrue, neither the Purchaser nor Tyco takes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events or information which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Tyco.

    The Company was incorporated in October 1982 under the laws of the State of Delaware under the name "Security Centres USA Inc." and changed its name to "Holmes Protection Group, Inc." in June 1986. The Company's principal executive offices are located at 440 Ninth Avenue, New York, New York 10001-1695 and its telephone number is (212) 760-0630. The following description of the Company's business has been taken from Amendment No. 1, dated December 29, 1997, to the Company's Registration Statement on Form S-3:

        "[The Company] provides security alarm monitoring services and designs, sells, installs and services electronic security systems for commercial and mid- to high-end residential subscribers. These systems include event detection devices, surveillance equipment and access control devices which restrict access to specified areas. The Company currently provides its services in New York, New Jersey, Pennsylvania, Texas, Tennessee, California, Massachusetts and Florida, and conducts its operations primarily through 20 branch offices, ten National Account sales offices, eight central monitoring stations and 76 independent alarm service dealers and franchisees. According to the latest available survey, published in May 1997, the Company was the eleventh largest provider of electronic security services in the United States in terms of total 1996 revenues."

    Set forth below is a summary of certain consolidated financial information with respect to the Company and its consolidated subsidiaries, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996 and its Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. The financial information summary set forth below is qualified in its entirety by reference to such reports and other documents filed with the Commission and all of the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth below.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 NINE MONTHS ENDED         FISCAL YEAR ENDED
                                                                   SEPTEMBER 30,              DECEMBER 31,
                                                            ----------------------------  --------------------
                                                                1997           1996         1996       1995
                                                            -------------  -------------  ---------  ---------
STATEMENT OF OPERATIONS:
  Total revenues..........................................   $    48,709     $  37,814    $  51,424  $  50,821
  Operating loss..........................................        (6,871)       (1,179)      (2,963)    (4,573)
  Loss before provision for income taxes..................        (7,713)       (1,494)      (3,218)    (5,047)
  Net loss................................................        (5,399)       (1,272)      (2,185)    (3,231)
  Net loss per share......................................         (0.90)        (0.28)       (0.45)     (0.72)
BALANCE SHEET:
  Working capital (deficit)...............................   $   (19,968)                 $  (2,870) $  (6,054)
  Total assets............................................       110,926                     90,394     80,859
  Long-term liabilities...................................        11,874                     17,330     17,219
  Stockholders' equity....................................        58,197                     58,628     45,638

    OTHER INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

    9. CERTAIN INFORMATION CONCERNING TYCO AND THE PURCHASER. The Purchaser is a newly formed Delaware corporation and an indirect wholly-owned subsidiary of Tyco. To date, the Purchaser has not conducted any business other than incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer.

    Until immediately prior to the time that the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Since the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information is available. The address of the principal office of the Purchaser is One Tyco Park, Exeter, New Hampshire 03833.

    Tyco is a diversified manufacturing and service company that, through its subsidiaries, operates in four segments: (i) the manufacture and distribution of disposable medical supplies and other specialty products, and the conduct of vehicle auctions and related services; (ii) the design, manufacture, installation and service of fire detection and suppression systems, and the installation, monitoring and maintenance of electronic security systems; (iii) the manufacture and distribution of flow control products; and (iv) the manufacture and distribution of electrical and electronic components, and the design, manufacture, installation and service of undersea cable communication systems.

    On July 2, 1997, Tyco International Ltd., a Massachusetts corporation ("Tyco
(US)"), merged with a subsidiary of Tyco, and Tyco continued as the surviving public corporation. In connection with the merger, Tyco changed its name from ADT Limited ("ADT") to Tyco International Ltd.

    Tyco is a Bermuda company. Its registered offices are located at The Gibbons Building, 10 Queen Street, Hamilton HM11 Bermuda, and its telephone number is
(441) 292-8674. The executive offices of the subsidiary that supervises the activities of the subsidiaries of Tyco in North America is located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.

    The following table was derived from Tyco's Transition Report on Form 10-K (the "Tyco 1997 Form 10-K") for the period ended September 30, 1997 ("Fiscal 1997"), and sets forth selected consolidated financial information of Tyco for the nine month fiscal year ended September 30, 1997 and the two years in the period ended December 31, 1996. The selected financial data reflects the combined results of operations and financial position of Tyco, Tyco (US) and Keystone International, Inc. ("Keystone"), which was acquired by Tyco in August 1997, restated for all periods presented pursuant to the pooling of interests method of accounting. The selected financial data prior to January 1, 1997 does not reflect the results of operations and financial position of INBRAND Corporation ("INBRAND"), which was acquired by Tyco in August 1997 and accounted for under the pooling of interests method of accounting, due to immateriality. The combination of Tyco and Tyco (US) and the transactions pursuant to which Tyco acquired Keystone and INBRAND are collectively referred to as the "Mergers." More comprehensive financial information is included in the Tyco 1997 Form 10-K and other documents filed by Tyco with the Commission, and the following summary is qualified in its entirety by reference to such report and such other documents and of the financial information (including any related notes) contained therein. Such report and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth in Section 8. Such report and other documents should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the common shares of Tyco are listed for trading.

        SELECTED CONSOLIDATED FINANCIAL DATA OF TYCO INTERNATIONAL LTD.
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                         NINE MONTHS   YEAR ENDED DECEMBER
                                                                            ENDED              31,
                                                                        SEPTEMBER 30,  --------------------
                                                                           1997(1)       1996      1995(5)
                                                                        -------------  ---------  ---------
Consolidated Statements of Operations Data:
  Net sales...........................................................   $   7,588.2   $ 8,103.7  $ 6,915.6
  Operating (loss) income (2)(3)(4)...................................        (476.5)      (18.8)     649.6
  (Loss) income from continuing operations............................        (776.8)     (296.7)     267.5
  (Loss) income per share from continuing operations (6)..............         (1.50)      (0.62)      0.57

Consolidated Balance Sheet Data:
  Total assets........................................................   $  10,447.0   $ 8,471.3  $ 7,357.8
  Long-term debt......................................................       2,480.6     1,878.4    1,760.7
  Convertible redeemable preferred shares.............................            --          --        4.9
  Shareholders' equity................................................       3,429.4     3,288.6    3,342.7

------------------------

(1) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine month transition period ended September 30, 1997 is presented.

(2) Operating loss in Fiscal 1997 results include charges related to merger, restructuring and other non-recurring costs of $917.8 million and impairment of long-lived assets of $148.4 million primarily related to the Mergers and the integration of ADT, Tyco (US), Keystone and INBRAND. See Notes 11 and 15 to the Consolidated Financial Statements contained in the Tyco 1997 Form 10-K. Fiscal 1997 also includes a charge of $361.0 million for the write-off of purchased in-process research and development related to the acquisition of AT&T's submarine systems business.

(3) Operating loss in 1996 includes non-recurring charges of $744.7 million related to the adoption of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," $237.3 million related principally to the restructuring of ADT's electronic security services business in the United States and United Kingdom and $8.8 million of fees and expenses related to ADT's 1996 merger with Automated Security (Holdings) plc. See Notes 11 and 15 to the Consolidated Financial Statements contained in the Tyco 1997 Form 10-K.

(4) Operating income in 1995 included a loss of $65.8 million on the disposal of Tyco's European auto auction business and a gain of $31.4 million from the disposal of the Tyco's European electronic article surveillance business. See Note 3 to the Consolidated Financial Statements contained in the Tyco 1997 Form 10-K. Operating income also includes non-recurring charges of $97.1 million for restructuring charges at ADT and at Keystone and for the fees and expenses related to Tyco (US)'s 1994 merger with Kendall International, Inc., as well as a charge of $8.2 million relating to the divestiture of certain assets by Keystone. See Notes 11 and 15 to the Consolidated Financial Statements contained in the Tyco 1997 Form 10-K.

(5) Prior to the Mergers, ADT and Keystone had a calendar year end and Tyco (US) had a June 30 fiscal year end. The historical results have been combined using a calendar year end for ADT, Keystone and Tyco (US) for the year ended December 31, 1996. For 1995, the results of operations and financial position reflect the combination of ADT and Keystone with a calendar year end and Tyco (US) with a June 30 fiscal year end. Net sales and net income for Tyco (US) for the period July 1, 1995 through December 31, 1995 (which results are not included in the historical combined results) were $2.46 billion and $136.4 million, respectively.

(6) Per share amounts for all periods presented have been restated to give effect to the Mergers, including a reverse stock split in the ratio of 0.48133:1 on July 2, 1997 in connection with the merger of Tyco and Tyco
    (US), and a two-for-one stock split distributed on October 22, 1997 effected in the form of a stock dividend.

    The name, citizenship, business address, present principal occupation or employment and five year employment history of each of the directors and executive officers of Tyco and the Purchaser are set forth in Annex I and Annex II hereto, respectively.

    Other than the 3,014 Shares owned by an indirect wholly-owned subsidiary of Tyco, none of Tyco, the Purchaser or, to the best of their knowledge, any of the persons listed on Annex I or Annex II hereto, or any associate or majority-owned subsidiary of Tyco, the Purchaser or any of the persons so listed, owns or has the right to acquire any Shares (except pursuant to the Stockholder Agreement described in Section 13) or has effected any transaction in the Shares during the past 60 days.

    Except as set forth in this Offer to Purchase, none of Tyco, the Purchaser or, to the best of their knowledge, any of the persons listed in Annex I or Annex II hereto, (a) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, (b) has engaged in contacts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets or (c) has had any other transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

    10. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Tyco and the Purchaser to purchase all Shares that may be tendered pursuant to the Offer and in the Merger, and to pay related fees and expenses, is estimated to be approximately $144 million.

    The Purchaser will obtain all such funds from Tyco or its affiliates. Tyco has sufficient financial resources to satisfy its and the Purchaser's obligations under the Offer and the Merger Agreement. This Offer is not conditioned upon any financing arrangements.

    11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER. In early October 1997, Tyco was contacted by J.P. Morgan to solicit Tyco's interest in acquiring the Company. On October 14, 1997, Tyco and J.P. Morgan, as the representative of the Company, executed a confidentiality agreement regarding the furnishing of non-public information concerning the Company to Tyco. At a regular scheduled meeting of the Board of Directors of Tyco on October 29, 1997, management of Tyco made a presentation concerning a possible acquisition of the Company. Although the Tyco Board discussed the possibility of such an acquisition, no action in this regard was proposed or taken at the meeting. Thereafter, on November 3, 1997, Tyco delivered to J.P. Morgan a letter containing a non-binding indication of interest to acquire the Company in an all cash transaction at a price in the range of $17.50 to $19.50 per Share. The letter also requested access to information, management and facilities of the Company to allow Tyco to conduct its due diligence investigation. On November 13 and 14, 1997, representatives of Tyco met with the Company's management and reviewed diligence materials on the Company.

    On November 21, 1997, Tyco submitted its non-binding proposal to acquire the Company in an all-cash tender offer at a price of $19.625 per Share, subject to the negotiation of definitive documentation, including a customary break-up fee, regulatory approvals and the approval of the transaction by the Tyco Board. The proposal also contemplated Tyco's receiving a "lock-up" agreement from the Company's major insider stockholders. In consideration of the Tyco proposal, the Company agreed that it would not solicit or discuss an acquisition proposal with any party other than Tyco, or in connection with such a proposal allow any other party access to the Company's properties and records, through 6:00 p.m. EST on November 26, 1997. On November 24 and 25, counsel for Tyco and the Company conducted negotiations on the form of a draft merger agreement between the parties.

    On November 24, 1997, the Company informed Tyco that it had received a comment letter from the staff of the Commission relating to a registration statement previously filed by the Company. In the letter, the Commission staff requested that the Company restate its financial statements with respect to the recognition of customer revenues realized in connection with the installation of security systems for customers, consistent with the method used by the Company prior to an accounting change adopted in 1995. The staff also requested that the Company depreciate company-owned equipment installed at its customers' premises over the life of the related security services contract, and not over an average estimated life, and write-off the undepreciated capitalized costs of such equipment at the time any such contract is terminated.

    On November 26, 1997, Tyco informed J.P. Morgan that it was unable to proceed with its acquisition proposal until Tyco had had an opportunity to review the Company's October operating results and until the Company had resolved the comments of the Commission staff. On December 1, 1997, representatives of Tyco met with management of the Company to discuss the letter from the Commission staff and the Company's results of operations for October, which were below certain projections that had been furnished to Tyco. During the period through December 18, 1997, Tyco continued to conduct discussions with the Company's management and representatives concerning matters related to the acquisition proposal.

    At a regularly scheduled meeting of the Board of Directors of Tyco held on December 10, 1997, management of Tyco updated the Tyco Board concerning the possible acquisition of the Company. The Board then authorized management to proceed with such an acquisition, at a price per Share to be determined by Tyco management but not in excess of the range of prices that had previously been proposed.

    On December 16, 1997, the Company filed with the Commission a current report on Form 8-K stating, among other things, that in addition to its previously announced failure to comply with the financial covenants under its bank credit agreement for the month of October 1997, the Company did not expect to be in compliance with such covenants for the months of November and December 1997 and that the Company did not have any remaining loan availability under the credit agreement.

    On December 18, 1997, representatives of J.P. Morgan informed Tyco that the Company and the Commission staff had reached agreement on the issues raised in the staff's comment letter. The Company agreed to restate its financial statements with respect to the recognition of installation revenue and to commission a study regarding the Company's policy of utilizing an average 12-year life in its composite depreciation method for equipment installed on customer premises.

    Following the Company's resolution of these matters with the Commission and based upon Tyco's review of the Company's recent operating results, Tyco called J.P. Morgan on December 19, 1997 to propose an acquisition of the Company for $16.00 per Share in cash. At the same time, Tyco requested financial information regarding the Company's November 1997 operating results and certain other information concerning the Company. Thereafter, Tyco conducted further discussions concerning the proposed acquisition with the Company and J.P. Morgan, received the additional requested information and, on December 23, 1997, indicated its willingness to increase the purchase price under its acquisition proposal to $17.00 per Share in cash.

    On December 26, 1997, the Board of Directors of the Company, with the participation of all but one of the Company's directors, held a telephonic Board Meeting to consider the Offer, the Merger and the Merger Agreement. J.P. Morgan delivered its oral opinion to the Company's Board (subsequently confirmed in writing) that, as of such date, the consideration proposed to be paid to the stockholders of the

Company in the Offer and the Merger was fair to the stockholders from a financial point of view. Thereafter, the Company's Board of Directors, by unanimous vote of the directors present, approved the Offer, the Merger and the Merger Agreement and determined to recommend the Offer and the Merger to the Company's stockholders. A representative of the Company then contacted Tyco to inform it of the Board's determination.

    Counsel for Tyco and the Company conducted additional negotiations concerning the Merger Agreement on December 26 prior to the Company Board meeting and completed final negotiations on the document on December 28, 1997. The Merger Agreement and the Stockholder Agreement were executed by the respective parties on December 28, 1997. A joint press release announcing the execution of the Merger Agreement was released by the parties prior to the opening of the U.S. financial markets on December 29, 1997.

    12. PURPOSE OF THE OFFER; SHORT FORM MERGER; PLANS FOR THE COMPANY; DISSENTERS' RIGHTS; GOING PRIVATE TRANSACTIONS.

    PURPOSE OF THE OFFER. The purpose of the Offer is for the Purchaser to acquire control of, and a majority equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders to Tyco and to provide stockholders with cash for all of their Shares.

    Under the DGCL and the Company's Certificate of Incorporation, the approval of the Board of Directors of the Company and the affirmative vote of a majority of the holders of outstanding Shares are required to approve and adopt the Merger Agreement and the Merger. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder. HP Partners L.P., which owns 1,515,886 issued and outstanding Shares, constituting approximately 18% of the Shares on a fully diluted basis (approximately 26% of the Shares on a fully diluted basis including 685,714 Shares issuable to it upon the exercise of warrants), has agreed to tender its Shares in the Offer.

    The Merger Agreement provides that, if approval of the Merger by the stockholders of the Company is required by law, the Company will, as soon as possible following payment for Shares in the Offer, duly call and hold a meeting of stockholders for the purpose of obtaining stockholder approval of the Merger, and the Company, through its Board of Directors, will recommend to stockholders that such approval be given.

    SHORT FORM MERGER. Under the DGCL, if the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's other stockholders. The Merger Agreement provides that if the Purchaser, or any other direct or indirect subsidiary of Tyco, acquires at least 90% of the outstanding Shares, Tyco, the Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL. In the event that all of the conditions to the Purchaser's obligation to purchase Shares in the Offer are satisfied or waived and the number of Shares tendered is less than 90% of the outstanding Shares, the Purchaser may, subject to the limitations set forth in the Merger Agreement, extend the Offer for an aggregate period of not more than 10 business days (for all such extensions) without the consent of the Company. See Section 1. If the Purchaser does not acquire at least 90% of the outstanding Shares, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL.

    PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of the Purchaser will be the initial directors of the Surviving Corporation, and the officers of the Company and such other persons as are designated by Tyco will be the initial officers of the Surviving Corporation. Upon completion of the Offer, Tyco intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Tyco will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes.

    Except as described in this Offer to Purchase, neither Tyco nor the Purchaser has any present plans or proposals that would relate to or result in
(i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company's Board of Directors or management, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

    DISSENTERS' RIGHTS. No dissenters' rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under the DGCL to dissent, and demand appraisal of, and to obtain payment for the fair value of their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) to be required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset value and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer.

    GOING PRIVATE TRANSACTIONS. The Merger would have to comply with any applicable Federal law operative at the time. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser or Tyco seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of such transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of such transaction.

    13. THE MERGER AGREEMENT; STOCKHOLDER AGREEMENT.

    THE MERGER AGREEMENT

    The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 referred to in Section 18, is qualified in its entirety by reference to the text of the Merger Agreement. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the meanings set forth in the Merger Agreement.

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer,
(ii) decrease the number of Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares, except that if on the initially scheduled Expiration Date all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Expiration Date. The Merger Agreement provides that if, immediately prior to the Expiration Date, as it may be extended, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Common Stock, the Purchaser may extend the Offer for a period not to exceed 10 business days.

    THE MERGER. The Merger Agreement provides that, following the consummation of the Offer and subject to the terms and conditions thereof, at the effective time of the Merger (the "Effective Time") the Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the Surviving Corporation and an indirect subsidiary of Tyco.

    The respective obligations of Tyco and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions: (i) Tyco or the Purchaser or their affiliates shall have consummated the Offer, unless such failure to purchase is a result of a breach of Tyco's or the Purchaser's obligations under the Merger Agreement, (ii) the Merger, the Merger Agreement and the transactions contemplated thereby (the "Company Proposals") shall have been approved by the requisite vote of the stockholders, if required by applicable law, in order to consummate the Merger, (iii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental authority which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time, and (iv) all consents of any governmental authority required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained other than those consents the failure to obtain which will not have a material adverse effect on the business, assets, condition (financial or other), liabilities or results of operations (a "Material Adverse Effect") of the Surviving Corporation and its subsidiaries taken as a whole.

    At the Effective Time of the Merger, (i) each issued and outstanding Share (other than Shares that are held by stockholders properly exercising dissenters' rights under the DGCL) shall be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder thereof, without interest, (ii) each Share held in the treasury of the Company and each Share owned by Tyco or any direct or indirect wholly owned subsidiary of Tyco immediately before the Effective Time shall be canceled and extinguished, and no payment or other consideration shall be made with respect thereto and (iii) the shares of Purchaser common stock outstanding immediately prior to the Merger shall be converted into 1,000 shares of the common stock of the Surviving Corporation which shares shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by an indirect subsidiary of Tyco.

    THE COMPANY'S BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the purchase by Tyco of Shares pursuant to the Offer (and provided that the Minimum Condition has been satisfied), Tyco shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Tyco, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Tyco or any affiliate of Tyco (including such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding. At such time, if requested by Tyco, the Company will also cause each committee of the Board of Directors of the Company to include persons designated by Tyco constituting the same percentage of each such committee as Tyco's designees are of the Board of Directors of the Company. The Company shall, upon request by Tyco, promptly increase the size of the Board of Directors of the Company or exercise reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Tyco's designees to be elected to the Board of Directors of the Company in accordance with the terms of this section and to cause Tyco's designees so to be elected; PROVIDED, HOWEVER, that, in the event that Tyco's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time the Board of Directors of the Company shall have at least two directors who are directors on the date of the Merger Agreement and each of whom is neither an officer of the Company nor a designee, shareholder, affiliate or associate (within the meaning of the federal securities laws) of Tyco (such directors, the "Independent Directors"); PROVIDED FURTHER, that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall be neither an officer of the Company nor a designee, shareholder, affiliate or associate of Tyco, and such person shall be deemed to be an Independent Director for purposes of the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies thereunder, (iii) extend the time for performance of Tyco's obligations thereunder, (iv) take any other action by the Company in connection with the Merger Agreement required to be taken by the Board of Directors of the Company or (v) amend the Company's Certificate of Incorporation or the Company's Bylaws, each as in effect on December 28, 1997.

    STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following the consummation of the Offer for the purpose of voting upon the Company Proposals. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission and, when cleared by the Commission, will mail to stockholders, a proxy statement in connection with a meeting of the Company's stockholders to vote upon the Company Proposals, or an information statement, as appropriate, satisfying all requirements of the Exchange Act.

    If Purchaser acquires at least a majority of the Shares, it will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

    The Merger Agreement provides that in the event that Tyco or the Purchaser acquires at least 90% of the Shares, pursuant to the Offer or otherwise, Tyco, the Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with the DGCL.

    OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES. The Merger Agreement provides that each of the Company and Tyco shall take all reasonable actions necessary to provide that all then outstanding options to purchase Shares, whether or not then exercisable or vested (i) under the Company's 1996 Stock Incentive Plan and
(ii) if and to the extent required by the terms of the Company Option Plans (as hereinafter defined) other than the Company's 1996 Stock Incentive Plan, under such other Company Option Plans, shall become fully exercisable and vested upon the consummation of the Offer. Holders of options under the Company Option Plans ("Company Options") that become fully exercisable and vested upon the consummation of the Offer in accordance with the provisions of the preceding sentence will have a period of sixty days following the consummation of the Offer to surrender their options to the Company in exchange for cash equal to the excess of (A) the aggregate value of the Shares underlying the options, based on the Per Share Amount, over (B) the aggregate exercise price for the Shares underlying the options. Each of the Company and Tyco shall take all reasonable actions necessary to provide that, upon consummation of the Merger, all then outstanding Company Options, whether or not then exercisable or vested if and to the extent so provided in the applicable Company Option Plan, shall be converted into the right to receive, at the election of the holder, either (1) in cash, the aggregate value of the Shares underlying the options, based on the Per Share Amount, less the aggregate exercise price for the Shares underlying the options or (2) options, exercisable on the same terms and conditions as the surrendered options (except that the option received in exchange shall be immediately exercisable) to acquire that number of common shares, par value $.20, of Tyco ("Tyco Shares") determined by multiplying, in the case of each option, (a) the number of Shares for which the surrendered option was exercisable immediately prior to the Effective Time by (b) a fraction, the numerator of which is the Per Share Amount and the denominator of which is the closing price per Tyco Share on the New York Stock Exchange on the trading day immediately preceding the Closing Date. The exercise price per Tyco Share for each new option issued pursuant to the foregoing clause (2) shall be an amount equal to the aggregate exercise price for the Shares underlying the surrendered option divided by the number of Tyco Shares for which such new option is exercisable. "Company Option Plans" shall mean the Company's Amended and Restated Senior Executives' Option Plan, the Company's 1992 Directors' Option Plan and the Company's 1996 Stock Incentive Plan.

    The Merger Agreement provides that each of the Company and Tyco shall take all reasonable actions necessary so that the warrants expiring August 30, 2002 (except as otherwise provided therein) to purchase 166,666 Shares at a price of $9.75 per Share, subject to adjustment (the "Bank Warrants"), shall be exercisable, from and after the Effective Time, for an amount of cash equal in the aggregate to the Per Share Amount multiplied by the number of Shares for which such warrants were exercisable immediately prior to the Effective Time. Each of the Company and Tyco shall take all reasonable actions necessary so that the warrants expiring August 13, 2002 to purchase 203,033 Shares at a price of $10.16 per Share, subject to adjustment, and the warrants expiring August 1 2004 to purchase 685,714 Shares at a price of $4.58 per Share, subject to adjustment (collectively, the "Other Warrants" and, with the Bank Warrants, the "Company Warrants"), shall be exercisable, from and after the Effective Time, at the election of the holder as provided in the applicable Other Warrant, for either
(i) an amount of cash equal in the aggregate to the Per Share Amount multiplied by the number of Shares for which such warrants were exercisable immediately prior to the Effective Time or (ii) a number of Tyco Shares equal to the product of (A) the number of Shares for which such warrants were exercisable immediately prior to the Effective Time and (B) a fraction, the numerator of which is the Per Share Amount and the denominator of which is the Current Market Price (as defined in the applicable Other Warrant) of the Tyco Shares on the trading day immediately preceding the Closing Date. The exercise price per Tyco Share under each Other Warrant, as adjusted pursuant to the foregoing clause (ii), shall be an amount equal to the aggregate exercise price for the Shares for which such warrant was exercisable prior to such adjustment divided by the number of Tyco Shares for which such warrant is exercisable as a result of such adjustment. Notwithstanding the forgoing provisions, any holder exercising Company Warrants for cash in accordance with the provisions of this paragraph shall not be required to pay the exercise price thereof and instead may receive in the aggregate upon exercise the difference between (A) the Per Share Amount multiplied by the number of Shares for which such warrants were exercisable immediately prior to the Effective Time and (B) the aggregate exercise price for the Shares underlying such warrants.

    The Merger Agreement provides that each of the Company and Tyco shall take all reasonable actions necessary so that the Company's Subordinated Convertible Debentures convertible into 24,810 shares of Company Stock, subject to adjustment (the "Company Debentures"), shall be convertible, from and after the Effective Time, into an amount of cash equal to the product of the number of Shares into which such Company Debentures were convertible immediately prior to the Effective Time multiplied by the Per Share Amount.

    INTERIM OPERATIONS; COVENANTS. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated or provided by the Merger Agreement or in the Company Disclosure Letter delivered by the Company to Tyco and the Purchaser in connection with the Merger Agreement or agreed to in writing by Tyco, after the date of execution of the Merger Agreement, and prior to the Effective Time, (i) the Company shall conduct, and it shall cause the Company Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause the Company Subsidiaries to, use its or their reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of the Company and the Company Subsidiaries with persons with whom the Company or the Company Subsidiaries do significant business and (ii) without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will:

    (A) amend or propose to amend its Certificate of Incorporation or Bylaws in any material respect;

    (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of the Company Subsidiaries, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of the Company Subsidiaries, except for (a) the issuance of shares pursuant to the exercise of Company Options outstanding on the date of the Merger Agreement in accordance with their present terms, (b) the issuance of shares upon the exercise of Company Warrants, or conversion of the Company Debentures, outstanding on the date of the Merger Agreement in accordance with their present terms and (c) the issuance of not more than an aggregate of 15,000 Shares to the sellers under the agreements pursuant to which the Company acquired certain businesses to the extent required pursuant to the terms of such agreements;

    (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a subsidiary of the Company, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

    (D) create, incur or assume any indebtedness for borrowed money or issue any debt securities, except pursuant to the Company's bank credit agreement, or make any loans (except as provided in paragraph (E) (b) below);

    (E) other than in the ordinary course of business consistent with past practice, (a) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person (other than the Company or a Company Subsidiary); (b) make any capital expenditures (it being understood that the acquisition of the stock or substantially all the assets of any other person shall not be deemed a "capital expenditures" for these purposes) or make any advances or capital contributions to, or investments in, any other person (other than to a Company Subsidiary); (c) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or

(d) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, material to the Company and the Company Subsidiaries taken as a whole other than to secure debt permitted under paragraph (D);

    (F) increase in any manner the compensation of any of its officers or employees (other than, except with respect to employees who are executive officers or directors, in the ordinary course of business consistent with past practice) or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, employee, consultant or affiliate other than, in any such case referred to above, as may be required by Law or as required pursuant to the terms of agreements in effect on the date of the Merger Agreement and other than arrangements with new employees (other than employees who will be officers of the Company) hired in the ordinary course of business consistent with past practice and providing for compensation (other than equity-based compensation) and other benefits consistent with those provided for similarly situated employees of the Company as of the date hereof;

    (G) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary or the Company;

    (H) except as may be required as a result of a change in law or as required by the Commission, change any of the accounting principles or practices used by it;

    (I) make any material tax election or settle or compromise any material income tax liability;

    (J) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

    (K) except to the extent necessary for the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in, and consistent with the provisions of the Merger Agreement described below under "NO SOLICITATION," waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company or any subsidiary is a party; or

    (L) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect in any material respect at or prior to the Effective Time.

    NO SOLICITATION. The Merger Agreement provides that the Company shall, and shall cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to the Effective Time, the Board of Directors of the Company determines in good faith, with the advice of outside counsel, that the failure to do so could reasonably be determined to be a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company may (and may authorize or permit any of the other persons referred to above in this paragraph to), in response to a Company Takeover Proposal, and subject to compliance with the second succeeding paragraph), (x) furnish information with respect to the Company or its subsidiaries to any person pursuant to a confidentiality agreement similar in form to that between an affiliate of Tyco and the Company and (y) participate in discussions or negotiations regarding such Company Takeover Proposal. "Company Takeover Proposal" means any inquiry, proposal or offer, in each case not solicited in violation of the Merger Agreement, from any person or persons relating to any direct or indirect acquisition or purchase of a substantial amount of the assets of the Company and its subsidiaries or 10% or more of any class of equity securities of the Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any person or group of related persons beneficially owning 10% or more of any class of equity securities of the Company or any Company Subsidiary or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by the Merger Agreement.

    Except as set forth in this section, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or indicate publicly its intention to withdraw or modify, in a manner adverse to Tyco, the approval or recommendation by such Board of Directors or such committee of the Offer or the Company Proposals, (ii) approve or recommend, or indicate publicly its intention to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith, with the advice of outside counsel, that the failure to do so could reasonably be determined to be a breach of its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences)
(x) withdraw or modify its approval or recommendation of the Offer or the Company Proposals or (y) approve or recommend a Company Superior Proposal (as hereinafter defined) or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Company Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is after the third business day following Tyco's receipt of written notice advising Tyco that the Board of Directors of the Company has received a Company Superior Proposal and, in the case of any previously received Company Superior Proposal that has been materially modified or amended, such modification or amendment and specifying the material terms and conditions of such Company Superior Proposal, modification or amendment (PROVIDED that such material terms shall not be deemed to include the identity of the person or persons making such Company Superior Proposal). "Company Superior Proposal" means any bona fide proposal, not solicited in violation of the Merger Agreement, made by a third party or third parties to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of its advisors) to be more favorable to the Company's stockholders than the Offer and the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the Board of Directors of the Company, including, without limitation, the financing thereof, the proposed timing thereof and all other conditions thereto).

    In addition to the obligations of the Company set forth in the two preceding paragraphs, the Company shall promptly advise Tyco orally and in writing of any request for information, or for access to information, or of any Company Takeover Proposal and the material terms and conditions of such request or Company Takeover Proposal or any amendment or modification thereto (PROVIDED that such material terms shall not be deemed to include the identity of the person or persons making such request or Company Takeover Proposal).

    Nothing in the foregoing provisions shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, with the advice of outside counsel, failure so to disclose could be determined to be a breach of its fiduciary duties to the Company's stockholders under applicable law; PROVIDED, HOWEVER, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by the second preceding paragraph, withdraw or modify, or indicate publicly its intention to withdraw or modify, its position with respect to the Offer or the Company Proposals or approve or recommend, or indicate publicly its intention to approve or recommend, a Company Takeover Proposal.

    INDEMNIFICATION AND INSURANCE. From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors (the "Indemnified Parties") of the Company and of its subsidiaries to the full extent such persons may be indemnified by the Company pursuant to Delaware law, the Company's Certificate of Incorporation and Bylaws, as each is in effect on the date of the Merger Agreement, for acts and omissions
(x) arising out of or pertaining to the transactions contemplated by the Merger Agreement or arising out of the Offer Documents or (y) otherwise with respect to any acts or omissions occurring or arising at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, PROVIDED that such persons provide the requisite affirmations and undertaking, as set forth in applicable provisions of the DGCL.

    In addition, Tyco will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring or arising at or prior to the Effecting Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Tyco and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

    The Merger Agreement provides that the foregoing provisions are intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Tyco, Purchaser, the Company and the Surviving Corporation. In the Merger Agreement, Tyco has agreed to guarantee the performance by the Surviving Corporation of the indemnified obligations set forth therein, which guaranty is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the bankruptcy or insolvency of the Surviving Corporation or any other person. The Indemnified Parties shall be intended third-party beneficiaries of the foregoing provisions on indemnification and insurance.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Tyco and the Purchaser with respect to, among other things, its organization, capitalization, authority relative to the Merger, financial statements, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, tax matters, litigation, environmental matters, material contracts, brokers' fees, real property, insurance, undisclosed liabilities, information in the Proxy Statement and the absence of any Material Adverse Effect on the Company since December 31, 1996, except as disclosed.

    TERMINATION; FEES. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company described therein:

        (a) by mutual written consent of Tyco and the Company;

        (b) by either Tyco or the Company if any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement and such order, decree or ruling or other action shall have become final and nonappealable;

        (c) by Tyco if

           (i) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within five days after the giving of written notice thereof to the Company (but not later than the expiration of the 20 business day period for which the Offer will be initially open);

           (ii) any representation or warranty of the Company shall not have been true and correct in all material respects when made;

           (iii) any representation or warranty of the Company shall cease to be true and correct in all material respects at any later date as if made on such date (other than representations and warranties made as of a specified date) other than as a result of a breach or failure to perform by the Company of any of its covenants or agreements under the Merger Agreement;

PROVIDED, that the right to terminate the Merger Agreement pursuant to the provisions described in this clause (c) shall not be available to Tyco if Purchaser or any other affiliate of Tyco shall acquire Shares pursuant to the Offer;

       (d) by Tyco if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Tyco its approval or recommendation of the Offer or any of the Company Proposals or shall have approved or recommended any Company Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

       (e) by either Tyco or the Company if the Offer shall have expired or been terminated without any Shares being purchased thereunder by Purchaser as a result of a failure of any of the conditions thereto set forth in the Merger Agreement;

       (f) by either the Company or Tyco if either (x) as the result of the failure of the Minimum Condition or any of the other conditions thereto set forth in the Merger Agreement, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer or (y) the Offer shall not have been consummated on or before March 31, 1998, PROVIDED that the right to terminate this Agreement pursuant to the provisions described in this clause (f) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Offer to be consummated by such time;

       (g) by the Company if Tyco or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to Tyco; or

       (h) by the Company in accordance with the provisions of the Merger Agreement described above under "NO SOLICITATION;" PROVIDED that the right to terminate the Merger Agreement pursuant to the provisions described in this clause (h) shall not be available (x) if the Company has breached in any material respect its obligations under the provisions described above under "NO SOLICITATION", or (y) if the Company shall fail to pay when due the fees and expenses provided for in the Merger Agreement.

        The Company agrees that if the Merger Agreement is terminated pursuant to

        (i) the provisions described in clause (d) above;

        (ii) the provisions described in clause (h) above; or

       (iii) the provisions described in clause (f) above, and, with respect to this clause (iii), at the time of such termination any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Tyco or any of its affiliates or any person identified in the Company's Proxy Statement dated April 30, 1997 and who has executed a Stockholder Agreement with Tyco and Purchaser, PROVIDED that such person has not breached the terms of such Stockholder Agreement) shall have become the beneficial owner of more than 20% of the Shares and such person, entity or group (or any affiliate of such person, entity or group) thereafter (x) shall make a Company Takeover Proposal and, in the case of a consensual transaction with the Company, shall substantially have negotiated the terms thereof, at any time on or prior to the date which is six months after such termination of the Merger Agreement, and (y) shall consummate such Company Takeover Proposal at any time on or prior to the date which is one year after termination of the Merger Agreement, in the case of a consensual transaction, or six months after termination of the Merger Agreement, in the case of a non-consensual transaction, in each case with a value per Share of at least $17.00 (with appropriate adjustments for reclassifications of capital stock, stock dividends, stock splits, reverse stock splits and similar events);

then the Company shall pay to Tyco the sum of (a) $3.5 million, as promptly as practicable but in no event later than two business days following termination of the Merger Agreement pursuant to the provisions described in clause (d) or
(h) above, or, in the case of clause (iii) of this paragraph, upon consummation of such Company Takeover Proposal.

    The Company further agrees that if the Merger Agreement is terminated pursuant to the provisions described in clause (c)(i) above,

       (A) the Company will pay to Tyco, as promptly as practicable but in no event later than two business days following termination of the Merger Agreement, the amount of all documented and reasonable costs and expenses incurred by Tyco, Purchaser and their affiliates (including but not limited to fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) in an aggregate amount not to exceed $350,000 in connection with the Merger Agreement or the transactions contemplated hereby ("Tyco Expenses"); and

        (B) in the event that the Company consummates a Company Takeover Proposal (whether or not solicited in violation of the Merger Agreement) within one year from the date of termination of the Merger Agreement, the sum of $3.5 million, less the amount of any payment made pursuant to the preceding clause (i), which payment shall be made not later than two business days following consummation of such Company Takeover Proposal.

    The Company further agrees that if the Merger Agreement is terminated pursuant to the provisions described in clause (c)(ii) above, the Company will pay to Tyco, as promptly as practicable but in no event later than two business days following termination of the Merger Agreement, the Tyco Expenses.

    GUARANTEE. Tyco has guaranteed the payment by Purchaser of the Per Share Amount and any other amounts payable by Purchaser pursuant to the Merger Agreement and has agreed to cause Purchaser to perform all of its other obligations under the Merger Agreement in accordance with its terms.

    STOCKHOLDER AGREEMENT

    As an inducement to Tyco and the Purchaser entering into the Merger Agreement with the Company, HP Partners L.P. (the "Stockholder"), which beneficially owns 1,515,886 issued and outstanding Shares, constituting approximately 18% of the Shares on a fully diluted basis (approximately 26% of the Shares on a fully diluted basis including 685,714 Shares issuable to it upon the exercise of warrants), has entered into a Stockholder Agreement (the "Stockholder Agreement") with Tyco and the Purchaser, pursuant to which it has agreed to tender its Shares in the Offer.

    The following summary of certain provisions of the Stockholder Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Stockholder Agreement.

    AGREEMENT TO TENDER. The Stockholder has agreed to tender its Shares in the Offer and not to withdraw any Shares so tendered unless the Offer (i) is withdrawn in accordance with the terms of the Merger Agreement or (ii) expires and the conditions set forth in Section 15 have not been satisfied or waived by Tyco or the Purchaser. In connection therewith, the Company has agreed with, and covenanted to, Tyco that the Company will not register the transfer of any certificate representing the Stockholder's Shares, unless such transfer is made to Tyco or the Purchaser or otherwise in compliance with the Stockholder Agreement.

    GRANT OF IRREVOCABLE PROXY. The Stockholder has irrevocably granted to, and appointed, Tyco and individuals designated by Tyco as such Stockholder's proxy and attorney-in-fact, to vote such Stockholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which such Stockholder's vote, consent or other approval is sought, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Certificate of Incorporation or bylaws or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

    REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS. The Stockholder has made certain representations and warranties in the Stockholder Agreement, including with respect to (i) ownership of the Shares, (ii) the absence of liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances on or in respect of its Shares, and (iii) an acknowledgement of Tyco's reliance upon such Stockholder's execution of the Stockholder Agreement in entering into, and causing the Purchaser to enter into, the Merger Agreement. In addition, the Stockholder has agreed not to (i) transfer, or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein (except as contemplated by the Stockholder Agreement), (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Stockholder Agreement or the transactions contemplated thereby. The Stockholder has also agreed not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal, provided that the foregoing restrictions shall not be applicable in any case to the extent that, pursuant to the Merger Agreement, such restrictions would not be applicable to the Company.

    TERMINATION. The Stockholder Agreement, and all rights and obligations thereunder and the proxy provided therein, shall terminate upon the earlier of
(i) the date upon which termination of the Merger Agreement is terminated in accordance with its terms or (ii) the date that Tyco or the Purchaser shall have purchased and paid for the Shares of the Stockholder pursuant to the terms of the Stockholder Agreement.

    14. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that neither the Company nor any of the Company Subsidiaries will (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (ii) declare, pay or set aside any dividend or other distribution in respect of its capital stock, other than dividends or distributions to the Company or a subsidiary of the Company by a direct or indirect wholly-owned subsidiary of the Company to its parent or (iii) redeem, purchase or otherwise acquire any shares of its capital stock or other securities thereof.

    If on or after the date of the Merger Agreement and notwithstanding the provisions thereof, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire presently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any shares of any class or any securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities (other than Shares issued pursuant to, and in accordance with the terms in effect on the date of the Merger Agreement of, stock options, warrants or convertible debentures issued prior to such date and other than the issuance of up to 15,000 Shares in connection with an acquisition as permitted by the Merger Agreement), then, without prejudice to the Purchaser's rights under the Merger Agreement, the Purchaser (subject to the Merger Agreement), in its sole discretion, may make such adjustments in the Offer price and other terms of the Offer as it deems appropriate to reflect such action.

    If, on or after the date of the Merger Agreement and notwithstanding the provisions thereof, the Company should declare or pay any cash, non-cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares, payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under the Merger Agreement, (i) the price per Share payable by the Purchaser pursuant to the Offer may, subject to the provisions of the Merger Agreement, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or distribution and (ii) any non-cash dividend, distribution or right to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance, the Purchaser will be entitled, subject to applicable law, to all rights and privileges as owner of any such non-cash dividend, distribution or right or such proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

    15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the condition that there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least 51% of the total number of Shares on a fully-diluted basis shall not have been satisfied (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of this Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

        (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority (as defined in the Merger Agreement) of competent jurisdiction or a Law (as defined in the Merger Agreement) shall have been promulgated, or enacted by a Governmental Authority of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by Tyco (or any of its affiliates or subsidiaries) of any portion of the Company's business or assets, or Tyco's business or assets relating to the security services business, which is material to the security services business of all such entities taken as a whole, or compels Tyco (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of the Company's business or assets, or Tyco's business or assets relating to the security services business, which is material to the security services business of all such entities taken as a whole, (iii) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company, (iv) imposes any material limitations on the ability of Tyco or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company or (v) seeks to restrict any future business activity by Tyco (or any of its affiliates) relating to the security services business, including, without limitation, by requiring the prior consent of any person or entity (including any Governmental Authority) to future transactions by Tyco (or any of its affiliates); or

        (b) there shall have been instituted, pending or threatened an action by a Governmental Authority seeking to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (a); or

        (c) the Merger Agreement shall have been terminated by the Company or Tyco in accordance with its terms; or

        (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in the Shares on The Nasdaq National Market, (ii) any decline, measured from the date of the Merger Agreement, in the Dow Jones Industrial Average or Standard & Poor's 500 Index by an amount in excess of 15%, (iii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (iv) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

        (e) Tyco and the Company shall have agreed that the Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto; or

        (f) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made as of such later date (other than representations and warranties made as of a specified date), or the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement, provided, however, that such breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice thereof to the Company; PROVIDED, HOWEVER, that no such 5-day cure period shall require extension of the Offer beyond its initial twenty (20) business days period; or

        (g) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Tyco or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Company Takeover Proposal or shall have resolved to do any of the foregoing; or

        (h) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) (a "person"), other than Tyco, the Purchaser and any person identified in the Company's Proxy Statement dated April 30, 1997 and who has executed a Stockholder Agreement (provided that such person has not breached the terms of such Stockholder Agreement), shall have acquired beneficial ownership of more than 20% of the outstanding Shares, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 20% of the outstanding Shares; (ii) any new group shall have been formed which beneficially owns more than 20% of the outstanding Shares; or (iii) any person (other than Tyco or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

        (i) any change, development, effect or circumstance shall have occurred or be threatened that would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company; or

        (j) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation, or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within two business days.

    The foregoing conditions are for the sole benefit of Tyco and the Purchaser and may be asserted by Tyco or the Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Tyco or the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Tyco and the Purchaser. The failure by Tyco or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    16. CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 16, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Tyco nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "State Takeover Laws." While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser may decline to accept for payment or pay for any Shares tendered. See Section 15.

    STATE TAKEOVER LAWS. The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state.

    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Board of Directors of the Company has taken all appropriate action so that neither Tyco nor the Purchaser is an "interested stockholder" pursuant to Section 203.

    Neither Tyco nor the Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither Tyco nor the Purchaser has presently sought to comply with any state takeover statute or regulation. Tyco and the Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Tyco or the Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to such requirements. See Section 15.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, purchases may not be consummated until the expiration of a 15-calendar day waiting period after the filing of certain required information and documentary material with the Antitrust Division and the FTC with respect to the Offer (unless earlier terminated pursuant to a request therefor, which Tyco will make). If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material relevant to the Offer from Tyco, the waiting period will be extended for an additional period of 10 calendar days following the date of substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, such waiting period may be extended only by court order or by agreement of Tyco. A request for additional information issued to the Company cannot extend the waiting period. Tyco expects to file, or cause to be filed, a Notification and Report Form with respect to the Offer under the HSR Act on January 6, 1998, and, in such event, the required waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on January 21, 1998, unless Tyco receives a request for additional information or documentary material or the Antitrust Division or the FTC terminates the waiting period prior thereto.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of Shares by the Purchaser pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Tyco or its subsidiaries. Litigation seeking similar relief could also be brought by private persons and the state attorneys general.

    Based upon an examination of publicly available information relating to the businesses in which Tyco and the Company are engaged, Tyco and the Purchaser do not believe that consummation of the Offer will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, what the result would be. See Section 15 for certain conditions to the Offer, including conditions with respect to certain judicial or governmental actions.

    17. FEES AND EXPENSES. The Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and Tyco have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Neither Tyco nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

    18. MISCELLANEOUS. The Offer is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of Tyco, the Purchaser or the Company not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    Tyco and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Tender Offer Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          T9 ACQUISITION CORP.

January 6, 1998

                                    ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
               AND EXECUTIVE OFFICERS OF TYCO INTERNATIONAL LTD.

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director of Tyco, each executive officer of Tyco and the executive officers of certain of Tyco's subsidiaries. Unless otherwise indicated, positions held shown in the following table are positions with Tyco. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                                                     PRESENT PRINCIPAL
                                                                                  OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                      CURRENT BUSINESS ADDRESS          AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------  ---------------------------------  --------------------------------------

L. Dennis Kozlowski,..................  One Tyco Park                      Mr. Kozlowski has been Chairman of the
Chairman of the Board, President and    Exeter, NH 03833                   Board of Directors, Chief Executive
Chief Executive Officer                                                    Officer and President of Tyco since
                                                                           July 1997. He has been Chairman of the
                                                                           Board of Directors of Tyco (US) since
                                                                           1993 and has been Chief Executive
                                                                           Officer of Tyco (US) since 1992 and
                                                                           President of Tyco (US) since 1989.

Michael A. Ashcroft...................  P.O. Box 1598                      Mr. Ashcroft has been non- executive
Director                                Belize City, Belize                Chairman of BHI Corporation since
                                                                           1987. He was Chairman of the Board of
                                                                           Directors and Chief Executive Officer
                                                                           of ADT Limited (now Tyco International
                                                                           Ltd.) from 1984 to 1997. Mr. Ashcroft
                                                                           is a citizen of Belize.

Joshua M. Berman,.....................  919 Third Avenue                   Mr. Berman has been counsel to the law
Director and Vice President             New York, NY 10022                 firm of Kramer, Levin, Naftalis &
                                                                           Frankel since 1985.

Richard S. Bodman,....................  2 Wisconsin Circle                 Mr. Bodman has been Managing General
Director                                Suite 610                          Partner of AT&T Ventures LLC since
                                        Chevy Chase, MD 20815              1996. Previously, since 1990, he was
                                                                           Senior Vice President, Corporate
                                                                           Strategy and Development, of AT&T
                                                                           Corporation.

                                                                                     PRESENT PRINCIPAL
                                                                                  OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                      CURRENT BUSINESS ADDRESS          AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------  ---------------------------------  --------------------------------------
John F. Fort,.........................  2003 Milford Street                Mr. Fort was Chairman of the Board and
Director                                Houston, TX 77098                  Chief Executive Officer of Tyco (US)
                                                                           from 1982 to 1992.

Stephen W. Foss,......................  380 Lafayette Road                 Mr. Foss has been President of Foss
Director                                Hampton, NH 03842                  Manufacturing Company, Inc. a
                                                                           manufacturer of non-woven fabrics,
                                                                           since 1969.

Richard A. Gilleland,.................  2829 Townsgate Road                Mr. Gilleland was President and Chief
Director                                Suite 101                          Executive Officer of Amsco
                                        West Lake Village, CA 91361        International, Inc., a manufacturer of
                                                                           infection control products, from 1995
                                                                           to 1996 and Senior Vice President of
                                                                           Tyco (US) from 1994 to 1995. From 1990
                                                                           to 1994, he was President and Chief
                                                                           Executive Officer of Kendall
                                                                           International, Inc., a manufacturer of
                                                                           medical products, which was acquired
                                                                           by Tyco (US) in 1994.

Philip M. Hampton,....................  399 Park Avenue                    Mr. Hampton has been Chairman of
Director                                32nd Floor                         Metzler Corporation, an investment
                                        New York, NY 10022                 bank, since 1989.

James S. Pasman, Jr...................  29 The Trillium                    Mr. Pasman was President and Chief
Director                                Pittsburgh, PA 15238               Operating Officer of National
                                                                           Intergroup, Inc., an industrial
                                                                           holding company, from 1989 to 1991 and
                                                                           was Chairman and Chief Executive
                                                                           Officer of Kaiser Aluminum and
                                                                           Chemical Corp. from 1987 to 1989.

W. Peter Slusser......................  One Citicorp Center                Mr. Slusser has been the President of
Director                                Suite 5100                         Slusser Associates, Inc., a private
                                        153 East 53rd Street               investment banking firm, since 1988.
                                        New York, NY 10022

Frank E. Walsh, Jr.,..................  330 South Street                   Mr. Walsh has been Chairman of the
Director                                Morristown, NJ                     Sandyhill Foundation, a charitable
                                        07962-1975                         foundation, since 1996. Previously,
                                                                           from 1982 to 1996, he was Chairman of
                                                                           Wesray Capital Corporation.

                                                                                     PRESENT PRINCIPAL
                                                                                  OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                      CURRENT BUSINESS ADDRESS          AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------  ---------------------------------  --------------------------------------
Jerry R. Boggess,.....................  Three Tyco Park                    Mr. Boggess has been Vice President of
Vice President of Tyco (US)             Exeter, NH 03833                   Tyco (US) since 1996 and President of
                                                                           the Grinnell Fire Protection Division
                                                                           of Tyco (US)'s Grinnell Corporation
                                                                           subsidiary ("Grinnell") since 1993.
                                                                           Previously, from 1989, he was
                                                                           Executive Vice President of Grinnell.

David P. Brownell,....................  One Tyco Park                      Mr. Brownell has been Senior Vice
Senior Vice President                   Exeter, NH 03833                   President of Tyco since July 1997. He
                                                                           has been Senior Vice President of Tyco
                                                                           (US) since 1993. Previously, he served
                                                                           as Executive Vice President of the
                                                                           Flow Control Division of Grinnell from
                                                                           1991 to 1993.

Robert P. Mead,.......................  Three Tyco Park                    Mr. Mead has been Vice President of
Vice President of Tyco (US)             Exeter, NH 03833                   Tyco (US) and President of Grinnell's
                                                                           Flow Control Division since 1993. From
                                                                           1992 to 1993, he was Executive Vice
                                                                           President of Tyco (US)'s Allied Tube
                                                                           and Conduit Corp. subsidiary. He
                                                                           served as Managing Director of Tyco
                                                                           (US)'s Asia-Pacific operations from
                                                                           1991 to 1992.

Richard J. Meelia,....................  15 Hampshire Street                Mr. Meelia has been Vice President of
Vice President of Tyco (US)             Mansfield, MA 02048                Tyco (US) since 1996 and President of
                                                                           the Kendall Company (a Tyco (US)
                                                                           subsidiary) since 1995. From 1991 to
                                                                           1995, he was Group President of
                                                                           Kendall Healthcare.

Barbara S. Miller,....................  One Tyco Park                      Ms. Miller has been Vice President and
Vice President and Treasurer            Exeter, NH 03833                   Treasurer of Tyco since July 1997. She
                                                                           has been Vice President of Tyco (US)
                                                                           since 1996 and Treasurer of Tyco (US)
                                                                           since 1993. She was Assistant
                                                                           Corporate Controller of Tyco (US) from
                                                                           1989 to 1993.

                                                                                     PRESENT PRINCIPAL
                                                                                  OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                      CURRENT BUSINESS ADDRESS          AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------  ---------------------------------  --------------------------------------
Mark H. Swartz,.......................  One Tyco Park                      Mr. Swartz has been Executive Vice
Executive Vice President and Chief      Exeter, NH 03833                   President and Chief Financial Officer
Financial Officer                                                          of Tyco since July 1997. He has been
                                                                           Vice President and Chief Financial
                                                                           Officer of Tyco (US) since 1995. From
                                                                           1993 to 1995, he was Tyco (US)'s
                                                                           Director of Mergers and Acquisitions,
                                                                           and previously since 1991 was
                                                                           associated with Tyco (US) in other
                                                                           capacities.

                                    ANNEX II

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                    AND EXECUTIVE OFFICERS OF THE PURCHASER

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Purchaser. Each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                                                   PRESENT PRINCIPAL
                                                CURRENT BUSINESS               OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                               ADDRESS               AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------------------------  -----------------------  -------------------------------------------
L. Dennis Kozlowski,.......................  One Tyco Park                                 *
President                                    Exeter, NH 03833

Mark H. Swartz,............................  One Tyco Park                                 *
Director and Vice President                  Exeter, NH 03833

Barbara S. Miller,.........................  One Tyco Park                                 *
Director, Vice President and Treasurer       Exeter, NH 03833

M. Brian Moroze,...........................  One Tyco Park            Mr. Moroze has been General Counsel of Tyco
Director, Vice President and Secretary       Exeter, NH 03833         (US) since 1994 and served as Associate
                                                                      General Counsel from 1986 to 1994.

Jerry R. Boggess,..........................  Three Tyco Park                               *
Vice President                               Exeter, NH 03833

------------------------

* Please see the information set forth in Annex I.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                                        BY HAND OR
          BY MAIL:                 BY OVERNIGHT COURIER:              BY FACSIMILE:
         ChaseMellon                    ChaseMellon                  (201) 329-8936
Shareholder Services, L.L.C.   Shareholder Services, L.L.C.    (For Eligible Institutions
                                                                          Only)
        P.O. Box 3301            120 Broadway, 13th Floor
 South Hackensack, NJ 07606         New York, NY 10271            CONFIRM BY TELEPHONE:
                                                                     (201) 296-4209

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     [LOGO]

                                909 Third Avenue
                            New York, New York 10022
                         (212) 754-8000 (call collect)
                                       or

                         CALL TOLL-FREE (800) 566-9061
                            Bank and Brokerage Firms
                              Call (800) 662-5200

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